EXHIBIT (4)(a)

[Border Graphic]

                            AMERICAN GENERAL LIFE
                        Insurance Company of New York

           Home Office: 300 South State Street, Syracuse, NY 13202

                               MASTER CONTRACT

Unless otherwise directed by a Participant, We will pay a monthly income with respect to each Annuitant living on the Annuity Commencement Date. Payment will be made in accordance with the provisions set forth in each Certificate and this policy.

All payments and values provided by each certificate, when based on the investment experience of a Separate Account, are variable, may increase or decrease, and are not guaranteed as to amount.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

          /s/SANDRA M. SMITH                /s/ROBERT A. SLEPICKA
              Secretary                           President

This is a FLEXIBLE PAYMENT VARIABLE and FIXED GROUP DEFERRED ANNUITY CONTRACT. NONPARTICIPATING -- NOT ELIGIBLE FOR DIVIDENDS.

CANCELLATION RIGHT. The Owner may return this Contract for cancellation to us or to the sales representative through whom it was purchased, within 10 days after delivery. Upon surrender of this Contract within the 10 day period, We will refund the sum of (1) Any Purchase Payments allocated to a Fixed Account; plus (2) Any Separate Account Values as of the end of the Valuation Period in which the Cancellation Request is received; plus (3) Any additional amounts withheld by the Company for premium taxes.

                           [American General Logo]

           Questions Regarding This Contract should be directed to:

              AMERICAN GENERAL LIFE INSURANCE COMPANY OF NEW YORK
                            ADMINISTRATIVE CENTER

2727--A Allen Parkway - P. O. Box 1401- Houston, TX 77251-1401 - (800) 281-8289

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                                    INDEX

                                                                          Page

Account Value ..........................................................    4
Allocation of Purchase Payments.........................................    7
Annuity Options.........................................................   19
Annuity Tables..........................................................   20
Annuity Units...........................................................   19
Automatic Rebalancing...................................................   13
Beneficiary.............................................................    8
Certificate Fee.........................................................   16
Change of Investment Advisor or
    Investment Policy...................................................    6
Contingent Annuitant....................................................    4
Death Proceeds..........................................................   16
Definitions.............................................................    4
Division Accumulation Units.............................................   11
Divisions...............................................................   11
Fixed Account Value.....................................................   10
General Provisions......................................................    6
Guaranteed Interest Rates...............................................   11
Guarantee Periods.......................................................   10
Net Investment Factor...................................................   11
One-Time Reinvestment Privilege.........................................   16
Ownership Provisions....................................................    8
Payment of Benefits.....................................................   18
Participant.............................................................    5
Premium Taxes...........................................................    8
Purchase Payments.......................................................    7
Schedule Page...........................................................    3
Separate Account........................................................   11
Surrenders..............................................................   13
   Full Surrender.......................................................   13
   Partial Withdrawals..................................................   14
   Surrender Charge.....................................................   14
   Surrender Charge Exceptions..........................................   15
   Ten Percent Free Withdrawal Privilege................................   15
Tax Charge..............................................................   16
Transfers...............................................................   12
Variable Annuity Payments...............................................   19

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             American General Life Insurance Company of New York

                                SCHEDULE PAGE

MINIMUM INITIAL PURCHASE PAYMENT:                               $5,000

MINIMUM ADDITIONAL PURCHASE PAYMENTS:                             $100

ADDITIONAL BENEFITS:                                              NONE

MAXIMUM ASSET CHARGE FACTORS (Separate Account Only)
         ANNUAL RATE:                                            1.40%

MAXIMUM ANNU7AL CONTRACT FEE (Per Certificate)                    $ 30

TRANSFER CHARGE (After First 12 in a Certificate Year)            $ 25

[DIVISIONS OF THE SEPARATE ACCOUNT
         Asian Equity Portfolio
         Domestic Income Portfolio
         Emerging Growth Portfolio
         Emerging Markets Equity Portfolio
         Enterprise Portfolio
         Equity Growth Portfolio
         Global Equity Portfolio
         Government and Income Portfolio
         High-Yield Portfolio
         International Magnum Portfolio
         Mid Cap Value Portfolio
         Money Market Portfolio
         Real Estate Securities Portfolio
         Value Portfolio
         Fixed Income Portfolio
FIXED ACCOUNT - 1 Year Guarantee Period]

GROUP CONTRACT NUMBER:        0123456789

DATE OF ISSUE:                May 1, 1997

CONTRACT JURISDICTION:        Delaware

CONTRACTORHOLDER              XXXXXX TRUST

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                                 DEFINITIONS

"WE", "OUR", "US", OR "COMPANY". "We", "our", "us", or "Company" means American General Life Insurance Company of New York.

ACCOUNT. Any of the Divisions of the Separate Account or the Fixed Account.

ACCOUNT VALUE. The sum of the Fixed Account Value and the Separate Account Value of a Certificate after deduction of any fees.

ACCUMULATION PERIOD. The period during which Net Purchase Payments are allocated to either the Fixed Account or the Separate Account and held under the Certificate.

ACCUMULATION UNIT. An accounting unit of measure used to calculate the value of a Division of a Certificate before annuity payments begin.

ADMINISTRATIVE CENTER. The American General Life of New York (AGNY) Annuity Service Center, to which all Purchase Payments, requests, directions and other communications should be directed. The AGNY Annuity Service Center is located at 2727--A Allen Parkway, Houston, Texas 77019-2191.

AGE. Age of an Annuitant as of his or her last birthday, unless otherwise stated.

ANNUITANT. The person upon whose date of birth and sex income payments are based. The Annuitant's name will be found on page 3 of his or her Certificate.

ANNUITY UNIT. A unit of measure used to calculate variable annuity payments.

BENEFICIARY. The person entitled to receive benefits in the event the Participant or the Annuitant dies. If no named Beneficiary is living at the time any payment is to be made, the Participant shall be the Beneficiary, or if the Participant is not living, the Participant's estate shall be the Beneficiary.

CONTINGENT ANNUITANT. A person named by the Participant of a Non-Qualified contract to become the Annuitant if (1) the Annuitant dies before the Annuity Commencement Date; and (2) the Contingent Annuitant is then living.

A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

CONTINGENT BENEFICIARY. A person named by the Participant to receive benefits in the event a designated Beneficiary is not living at the time of the Participant's or Annuitant's death.

CONTRACT  OWNER.  The  Organization  named on page 3 as  Owner  of the  Master
Contract.

CONTRACT YEAR. A period of 12 consecutive months beginning on the Date of Issue or any anniversary thereof.

DATE OF ISSUE. The date on which this Contract becomes effective as shown on Page 3.

DIVISION. A subdivision of the Separate Account.

FIXED ACCOUNT. An Account which provides interest at a guaranteed fixed rate for a guaranteed period.

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FIXED ANNUITY  OPTION.  An Annuity Option with payments which do not vary with investment performance.

ISSUE AGE. Age last birthday on the Date of Issue. (If the Date of Issue occurs on the Annuitant's birthday, "last birthday" will mean the birthday occurring on the Date of Issue).

NET ASSET VALUE PER SHARE. The value of the net assets of a Variable Fund divided by the number of shares in the Variable Fund.

NET PURCHASE PAYMENT. The gross amount of a Purchase Payment less any Premium Taxes deducted at the time a Purchase Payment is made.

NON-QUALIFIED CONTRACT. A Certificate that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

PARTICIPANT. (Certificate Owner) The person named in the Certificate who is entitled to exercise all rights and privileges of ownership under the Certificate.

PARTICIPANT'S ACCOUNT. An account established for each Participant to which Purchase Payments are credited.

PAYOUT PERIOD. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

PREMIUM TAX. The amount of tax, if any, charged by a state or municipality on Purchase Payments or Certificate Values.

PURCHASE PAYMENT. An amount paid to the Company as consideration for the benefits described herein.

QUALIFIED CONTRACT. A Certificate that is qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

SEPARATE ACCOUNT. A segregated investment account entitled "Separate Account E" established by the Company to separate the assets funding variable benefits from the other assets of the Company. That portion of the assets of the Separate Account equal to the reserves and other liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account, are credited to or charged against such account without regard to our other income, gains or losses.

UNIT VALUE. The value of: (1) an Accumulation Unit as described in the "Division Accumulation Units" provision; or (2) an Annuity Unit as described in the "Annuity Units" provision.

VALUATION DATE. Any day on which we are open for business except, with respect to any Division, a day on which the related Variable Fund does not value its shares.

VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the Exchange on the next Valuation Date.

VARIABLE ANNUITY OPTION. An Annuity Option under which we promise to pay the Annuitant or other properly-designated Payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Divisions selected to measure the value of a Certificate.

VARIABLE FUND. An individual investment fund or series in which a Division invests.

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated, and received at our Administrative Center.

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                              GENERAL PROVISIONS

Entire Contract          The  Certificate  will be attached to and made a part
                         of  this  Contract.   This  Contract   including  the
                         Certificate,  endorsements  if any, and a copy of the
                         application,  if  attached,   constitute  the  entire
                         Contract between the Contract Owner and Us. All statements made by the Contract Owner, Participant or the Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under this Contract unless it is in writing and made a part of this Contract. Nothing in the group annuity Contract will invalidate or impair any right granted to the Participant in the Certificate.

Not Contestable          This Contract is not contestable.

Discontinuance of        By giving 30 days prior written notice,  we may limit
Acceptance of            or discontinue  the  acceptance of new  Participants'
New Participants         applications  and the  issuance  of new  Certificates
                         under   this    Contract.    Such    limitation    or
                         discontinuance  shall  have no  effect  on  rights or
                         benefits   with   respect   to   any    Participant's
                         Certificate issued prior to the effective date of such limitation or discontinuance.

Guarantees               We  guarantee  that the  dollar  amount  of  Variable
                         Annuity  Payments  made  during the  lifetime  of the
                         Payee(s) will not be adversely affected by our actual
                         mortality   experience  or  by  the  actual  expenses
                         incurred by us in excess of the expense deductions provided for in this Contract.

Settlement               All  benefits  under  certificates  issued under this
                         Contract are payable from our Administrative Office in Houston, Texas.

Nonparticipating         This Contract is nonparticipating  and does not share
                         in our surplus or earnings.

Change of Investment Unless otherwise required by law or regulation, the Advisor or Investment investment advisor or any investment policy may not
Policy                   be changed without our consent. If required, approval
                         of or  change  of any  investment  objective  will be
                         filed  with the  Insurance  Department  of the  state
                         where  this   Contract   and  the   Certificate   are
                         delivered. You will be notified of any material investment policy change which has been approved.
                         Notification of an investment policy change will be given in advance to those Owners who have the right to comment on or vote on such change.

                         Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

Rights Reserved          Upon notice to the  Participant,  the Certificate may
by Us                    be modified by us, but only if such  modification  is
                         necessary to:

                         (1)   Operate  the  Separate   Account  in  any  form
                               permitted under the Investment Company Act of 1940 or in any other form permitted by law;

                         (2) Transfer any assets in any Division to another Division, or to one or more other separate accounts, or to the Fixed Account;

                         (3)   Add,   combine  or  remove   Divisions  in  the
                               Separate  Account,   or  combine  the  Separate
                               Account with another separate account;

                         (4) Add, restrict or remove Guarantee Periods of the Fixed Account;

                         (5) Make any new Division available to you on a basis to be determined by us;

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                         (6)   Substitute for the shares held in any Division,
                               the shares of another Variable Fund or the shares of another investment company or any other investment permitted by law;

                         (7) Make any changes as required by the Internal Revenue Code or by any other applicable law, regulation or interpretation in order to continue treatment of each Certificate as an annuity; or

                         (8) Make any changes required to comply with rules of any Variable Fund.

                         When required by law, we will obtain Your approval of
                         changes   and  we  will   gain   approval   from  any
                         appropriate regulatory authority.

Changing the Terms       Any change in this Contract or a Certificate  must be
of This Contract         approved  by one of our  officers.  No agent  has the
                         authority to make any changes or waive any of the terms.

Termination              Each   Certificate   will   remain  in  force   until
                         surrendered for its full value, or all annuity payments have been made, or the death proceeds have been paid, except as follows:

                         If a Participant's Account Value falls below $500, due to Partial withdrawals, We may cancel the Certificate upon 60 days' notice to the Participant. Such cancellation would be considered a full surrender of the Certificate.

                         If a Participant's Account Value in any Division (except the Money Market Division) falls below $500, we reserve the right to transfer the remaining balance, without charge, to the Money Market Division. This Contract will terminate when all funds from the Certificates are withdrawn.

                              PURCHASE PAYMENTS

Minimum Payments         The minimum amounts  acceptable as Purchase  Payments
                         are shown on Page 3. We reserve the right to modify these minimums or to refuse a Purchase Payment for any reason.

Maximum Payments.        The maximum  amount We will accept during the life of
                         a Certificate without approval of an officer of the Company is $1,000,000.

Allocation of Net        The initial  allocation  of Net Purchase  Payments is
Purchase Payments        shown on page 3 of each Certificate,  and will remain
                         in effect until changed by Written notice.

                         Changes in the allocation will be effective on the date we receive the Participant's notice. The allocation may be 100% to any available Division or Guarantee Period, or may be divided among the options in whole percentage points totaling 100%.

                         An initial Purchase Payment will be credited to the Participant's Account not more than two Valuation Periods after we receive it, together with all other required documentation, in good order at the office designated by the Company for the processing of initial Purchase Payments. Subsequent Purchase Payments will be credited as of the end of the Valuation Period in which they are so received. We reserve the right to limit the total number of Fixed Account Guarantee Periods and Separate Account Divisions that may be chosen by the Participant while the Certificate remains in force.

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Premium Taxes            When  applicable,  we will  deduct an amount to cover
                         premium taxes. Such deduction will be made:

                         (1)   From Purchase Payment(s) when received; or

                         (2) From the Participant's Account Value at the time annuity payments are to commence; or

                         (3)   From the amount of any partial withdrawal; or

                         (4) From proceeds payable upon termination of the Certificate for any other reason, including death of the Annuitant or Participant, or surrender of the Certificate.

                         If premium tax is paid, the Company may reimburse itself for such tax when deduction is being made under paragraphs 2, 3, or 4 above calculated by multiplying the sum of Purchase Payments being withdrawn by the applicable premium tax percentage.

                             OWNERSHIP PROVISIONS

Exercise of Contract     This  Master  Contract  is owned by the  Organization
Rights                   named on page 3 of this Contract.

                         The Participant will have the right to exercise all rights and privileges in connection with such Participant's Certificate. If a Certificate is jointly owned by more than one Participant, all Participants must join in any request to exercise the rights or privileges of a Participant.

                         In any case, such rights and privileges may be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Contract and the Certificate.

                         A Payee entitled to benefits upon the death of the Participant or the Annuitant may thereafter exercise such rights and privileges, if any, of ownership which continue.

Beneficiary              The  term   "Beneficiary"   means   the   Beneficiary
                         designated by the  Participant in the application for
                         the   certificate,   or  as  later   changed  by  the
                         Participant.   The   Beneficiary   will  receive  any
                         proceeds that may become payable:

                         (1) Upon the death of the Annuitant, provided no Contingent Annuitant survives; or

                         (2) Upon the death of the Participant (other than a Joint Participant) of a Non-Qualified contract during the Accumulation Period. (See "Death of the Participant Prior to the Annuity Date - Non-qualified Contracts Only").

                         Unless   otherwise   provided   in  the   Beneficiary
                         designation:

                         (1) If any Beneficiary dies, that Beneficiary's interest will pass to any other Beneficiary according to the surviving Beneficiary's respective interest.

                         (2) If no Beneficiary survives to receive proceeds, such proceeds will be paid in one sum to the Participant, if living; otherwise such proceeds will be paid to the Participant's estate. If payment is made to the Participant's estate, the estate will be required to accept payment within 5 years of the date of death.

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                         Provisions in this contract regarding the payments to
                         a Beneficiary upon the death of the Annuitant will also apply to any proceeds payable to a Beneficiary upon the death of the Participant (other than a Joint Participant - See "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only"). Payment in the event of the Participant's death will be made upon receipt in our Home Office of a written
                         request   for   proceeds   and  due   proof   of  the
                         Participant's death.

Change of Ownership      Ownership   of  a  Qualified   Contract  may  not  be
                         transferred  except  to:  (1)  the  Annuitant;  (2) a
                         trustee or  successor  trustee of a pension or profit
                         sharing trust which is qualified under Section 401 of
                         the Internal  Revenue  Code;  (3) the employer of the
                         Annuitant, provided that the Qualified Contract after
                         transfer   is   maintained   under  the  terms  of  a
                         retirement plan qualified under Section 403(a) of the
                         Internal   Revenue   Code  for  the  benefit  of  the
                         Annuitant;   (4)  the   trustee   of  an   individual
                         retirement  account plan qualified  under Section 408
                         of the  Internal  Revenue  Code;  or (5) as otherwise
                         permitted  from time to time by laws and  regulations
                         governing  the  retirement  or deferred  compensation
                         plans for which a Qualified  Contract  may be issued.
                         In no other case may a  Qualified  Contract  be sold,
                         assigned,  transferred,   discounted  or  pledged  as
                         collateral.

                         The Owner of a Non-Qualified Contract may change the ownership of such Contract. During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Participant may change the ownership interest in the Non-Qualified Contract as evidenced by the Certificate.

                         A change of ownership will not be binding upon Us until we receive Written notification at our Administrative Center. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to Us on account of any payment made, or any action taken by Us prior to receiving the change, or on account of any tax consequence.

                         Death of the As used in the Certificate, the term "Non-Qualified Participant Prior to Contract" means a Certificate that does not qualify the Annuity Date - for the special federal income tax treatment Non-Qualified applicable in connection with retirement plans. Contracts Only If a Participant (including the first to die in the case of Joint
                         Participants) under a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, the death proceeds must be distributed to the Beneficiary either (1) within five years after the date of death of the Participant, or
                         (2) over the life of or a period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of death of the Participant.

                         The Beneficiary of a Participant (other than a Joint Participant) will be the person or persons designated as Beneficiary in the application for the Certificate, or as later changed prior to the death of such Participant. If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant, if living; otherwise death proceeds will be paid to the person designated as Beneficiary.

                         These mandatory distribution requirements will not apply upon the death of a Participant if the spouse of a deceased Participant elects to continue the Certificate in the spouse's own name, as Participant. The spouse may make such election if: (1) the spouse is the designated Beneficiary of a deceased Participant (other than a Joint Participant); or (2) the spouse is the sole surviving Joint Participant.

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                         The  Beneficiary   (including  a  Joint   Participant
                         receiving death proceeds) will be considered the designated beneficiary for the purposes of Section 72(s) of the Internal Revenue Code. In all cases, any such designated beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

                         If the Payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable must be distributed at least as rapidly as under the method of distribution then in effect.

                         If the Participant prior to the Annuity Commencement Date, or the Payee thereafter, is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Internal Revenue Code.

Periodic Reports         We will  send  to each  Participant,  at  least  once
                         during each Certificate Year, a statement showing the following amounts as of a date not more than two months prior to the date of mailing:

                         (1) The number of Accumulation Units credited to the Participant's Account; and

                         (2)   The dollar value of each Accumulation Unit; and

                         (3)   The total value of the Participant's Account.

                         We will also send such statements as may be required by applicable state and federal laws, rules and regulations.

Participant's Account    We will  establish  a  Participant's  Account for the
                         Participant under a Certificate, and will maintain such account during the Accumulation Period. The
                         Participant's Account Value for any Valuation Period will be equal to the Participant's Separate Account
                         Value, if any, plus the  Participant's  Fixed Account
                         Value, if any, for that Valuation Period.

                                FIXED ACCOUNT

Fixed Account Value      We will credit to the  Guarantee  Period(s)  selected
                         that portion of each Net Purchase Payment allocated to the Fixed Account. The value in any one Guarantee
                         Period on a Valuation Date is:

                         (1) The Accumulated Value of the Net Purchase Payments, renewals or transfers allocated to the Guarantee Period at the Guaranteed Interest Rate; less

                         (2)   The   Accumulated   Value  of  surrenders   and
                               transfers out of that Guarantee Period; less

                         (3) The Certificate Fee allocated to that Guarantee Period.

Guarantee Periods        A One Year Guarantee Period will always be available,
                         and  additional  Guarantee  Periods may be added from
                         time to time.  If more than one  Guarantee  Period is
                         available,   more  than  one  may  be  selected.  The
                         Guarantee   Period(s)  selected  will  determine  the
                         Guaranteed Interest Rate(s). The Net Purchase Payment
                         or the  portion  thereof  (or amount  transferred  in
                         accordance  with  the  transfer  privilege  provision
                         described below) allocated to a particular  Guarantee
                         Period will earn interest at the Guaranteed  Interest
                         Rate during the Guarantee  Period.  Guarantee Periods
                         begin  on  the  date  as  of  which  We  credit   the
                         Participant's Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of years We credit the Guaranteed Interest Rate. The

96034N

Net Investment Factor.   The Net  Investment  Factor  is an index  applied  to
                         measure the investment performance of a Division from one Valuation Period to the next. The Net Investment
                         Factor  may be  greater or less than or equal to one;
                         therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

96034N

                         The  Net   Investment   Factor  for  a  Division   is
                         determined   by  dividing   (1)  by  (2),   and  then
                         subtracting (3) from the result, where:

                         (1)   Is the sum of:

                               (a) The Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the end of the current Valuation Period; plus

                               (b) The per share amount of any dividend or capital gain distributions made on the Variable Fund shares held in the Division during the current Valuation Period;

                         (2) Is the Net Asset Value Per Share of the Variable Fund shares held in the Division, determined at the beginning of the current Valuation Period; and

                         (3) Is a factor representing the mortality risk, expense risk, and administrative expense charge. We will determine the daily asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor as specified on Page 3.

Separate Account Value   The Separate  Account Value for any Valuation  Period
                         is the total of the values in each Division credited to Your account for such Valuation Period. The value for each Division will be equal to:

                         (1) The number of Division Accumulation Units; multiplied by

                         (2) The Division Accumulation Unit Value for the Valuation Period.

                         The Separate Account value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions.

Transfers                Transfers   may  be  made  at  any  time  during  the
                         Accumulation Period after the first 30 days following the Date of Issue. A transfer will be effective at the end of the Valuation Period in which We receive
                         Your Written request for a transfer. Transfers will be subject to the following restrictions:

                         (1) Prior to the Annuity Commencement Date, You may make up to 12 transfers each Certificate Year without charge.

                         (2) There will be a charge of $25.00 for each transfer in excess of 12 in a Certificate Year.

                         (3) Transfers under the Automatic Rebalancing program will not count towards the 12 free transfers each Certificate Year. The $25 charge will not apply to transfers made through Automatic Rebalancing. Transfers under any other asset management arrangement approved by the Company may be subject to the $25 charge and may count towards the 12 free transfers.

                         (4)   The  amount  of  Account   Value  that  may  be
                               transferred each year from a Fixed Account Guarantee Period to a Separate Account Division is limited. The limit will be based on the Guarantee Period account balance at the beginning of the Guarantee Period. Not more than 25% of such account balance may be transferred to a Separate Account Division during each Certificate year. The 25% limit does not apply to:

                               (a) Funds transferred from a Guarantee Period as a result of Dollar Cost Averaging; or

                               (b)   Transfers  within 15 days before or after
                                     the  end  of  the  applicable   Guarantee
                                     Period; or

96034N

                               (c) A renewal at the end of a Guarantee Period to the same Guarantee Period.

                         (5) If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, We reserve the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

                         (6) We reserve the right to defer any transfer from the Fixed Account to the Variable Divisions for up to 6 months.

                         After the Annuity Commencement Date, the Participant may make one transfer during any 180 day period; such transfer is without charge. The Participant may not make transfers from the fixed annuity account.

Automatic                "Automatic   Rebalancing"   occurs   when  funds  are
Rebalancing              transferred  by  the  Company  between  the  Separate
                         Account Divisions so that the values in each Division
                         match  the  percentage  allocation  then  in  effect.
                         Automatic   Rebalancing   of  the  Separate   Account
                         Divisions will occur periodically:

                         (1) If the Participant's Account Value is equal to or greater than $25,000; and

                         (2)   If selected by the Participant.

                         The Participant may select Automatic Rebalancing when applying for the Certificate, or it may be selected at a later date. The Company reserves the right to increase or lower the Minimum Account Value required for Automatic Rebalancing.

Dollar Cost Averaging    "Dollar  Cost  Averaging"  is an  automatic  periodic
                         transfer of funds in accordance with the "Transfers" provision and instructions from the Participant.

                                  SURRENDERS

General Surrender        The amount  surrendered  will normally be paid to the
Provisions               Participant  within 5 Valuation  Dates  following our
                         receipt of:

                         (1) The Participant's Written request on a form acceptable to us; and

                         (2)   The Certificate, if required.

                         We reserve the right to defer payment of surrenders from the Fixed Account for up to 6 months from the date we receive the request.

Full Surrender           At any time prior to the  Annuity  Commencement  Date
                         and  during  the  lifetime  of  the  Annuitant,   the
                         Participant may surrender his or her Certificate by sending us a Written request. The amount payable on surrender is:

                         (1) The Participant's Account Value at the end of the Valuation Period in which we receive the Participant's request on a form acceptable to us;

                         (2)   Minus any applicable Surrender Charge;

                         (3)   Minus any applicable Certificate Fee; and

                         (4)   Minus any applicable premium tax.

                         The amount payable upon surrender will not be less than the amount required by state law.

96034N

                         Upon payment of the surrender amount, the Certificate will be terminated and We will have no further obligation to the Participant.

                         All collateral assignees must consent to any surrender or partial withdrawal. We may require that the Certificate be returned to our Administrative Center prior to making payment.

Partial Withdrawals      A portion of the  Participant's  Account Value may be
                         withdrawn   at  any  time   prior   to  the   Annuity
                         Commencement  Date.  The  Participant  must send us a
                         Written request specifying the Divisions or Guarantee
                         Periods  from which the Partial  Withdrawal  is to be
                         made.  However,  in cases where the Participant  does
                         not so specify,  or the withdrawal  cannot be made in
                         accordance with the Participant's specifications,  We
                         reserve the right to  implement  the  withdrawal  pro
                         rata from each Division and Guarantee Period based on
                         the Account Value in each.  Partial  Withdrawals will
                         be made effective at the end of the Valuation  Period
                         in which We  receive  the  Written  request.  Partial
                         Withdrawals   will  be  subject   to  the   following
                         guidelines:

                         (1) The Partial Withdrawal amount must be at least $100 or, if less, the Participant's entire Account Value;

                         (2) We will surrender Division Accumulation Units from the Separate Account or interests in a Guarantee Period so that the total amount withdrawn will be the sum of:

                               (a)   The amount payable to the Participant;

                               (b)   Plus  any   Surrender   Charge   and  any
                                     applicable premium tax;

                         (3) If the Participant's Account Value in any Division or Guarantee Period (except the Money Market Division) falls below $500, We reserve the right to transfer the remaining balance without charge to the Money Market Division.

                         (4) If a Partial Withdrawal would cause the Participant's Account Value to fall below $500, We may cancel the Certificate upon 60 days' notice to the Participant. Such cancellation would be considered a full surrender of the Certificate.

Surrender Charge         Except as noted under "Surrender Charge  Exceptions",
for Partial              a  Surrender  Charge will be applied to the amount of
Withdrawals and          any  Purchase  Payment  withdrawn  during the first 7
Full Surrenders          years after it was first credited, as follows:



                                                      Surrender Charge
                             Year of                   as a Percentage
                         Purchase Payment               of Purchase
                           Withdrawal                Payment Withdrawn
                         ----------------            -----------------
                           1st and 2nd                      6%
                           3rd and 4th                      5%
                               5th                          4%
                               6th                          3%
                               7th                          2%
                           Thereafter                       0%

                         For purposes of computing the Surrender Charge, the oldest Purchase Payments are deemed to be withdrawn first, and before any amounts in excess of Purchase Payments are withdrawn from a Participant's Account. The following transactions will be considered as withdrawals for purposes of computing the Surrender
                         Charge: total surrender, partial withdrawal, commencement of an annuity payment option and termination due to insufficient Participant Account Value.

96034N

Surrender Charge         The Surrender Charge will not apply:
Exceptions
                         (1)   To any amounts in excess of  Purchase  Payments
                               that  are   withdrawn   from  a   Participant's
                               Account; or

                         (2) To any amounts in excess of the amount permitted by the 10% Free Withdrawal Privilege if such amounts are required to be withdrawn to obtain or retain favorable federal tax treatment; (The granting of this exception is subject to Our approval);

                         (3) Upon the death of the Annuitant at any age during the Payout Period;

                         (4) Upon the death of the Annuitant at any age during the Accumulation Period if no Contingent Annuitant survives;

                         (5) Upon the death of the Participant of a Non-Qualified Contract unless the Certificate is being continued under the special rule for a surviving spouse as defined under Internal Revenue Code Section (72)(s);

                         (6) Upon selection of an annuity payment option over a period of at least 5 years;

                         (7) Upon selection of an annuity payment option based on life contingencies if life expectancy is at least 5 years.

                         Upon selection of an annuity payment option that does not qualify for a Surrender Charge Exception, the amount applied will be the greater of the cash surrender benefit, or 95 percent of what the cash surrender benefit would be if there were no Surrender Charge.

10% Free Withdrawal      The  Surrender  Charge does not apply to that portion
Privilege                of  each  withdrawal  or a  total  surrender  in  any
                         Certificate Year that does not exceed:

                         (1) Ten Percent (10%) of the amount of Purchase Payments not previously withdrawn that have been credited to the Certificate for at least one year, but not more than 7 years; less

                         (2) The amount of any previous withdrawals made during such Certificate Year.

                         For withdrawals under a systematic withdrawal plan, Purchase Payments credited for 30 days or more are eligible for the 10% Free Withdrawal Privilege.

                         If multiple withdrawals are made during a Certificate Year, the amount eligible for the free withdrawal will be recalculated at the time of each Partial Withdrawal. After the first Certificate Year, non-automatic and automatic withdrawals may be made in the same Certificate Year subject to the 10% limitation.

                         A free withdrawal pursuant to any of the foregoing Surrender Charge Exceptions is not deemed a withdrawal of Purchase Payments except for purposes of computing the 10% free withdrawal privilege.

96034N

                               CERTIFICATE FEE

Manner of                An annual  Certificate  Fee not to exceed $30.00 will
Deducting                be deducted at the end of each Certificate Year prior
                         to  the  Annuity   Commencement   Date.  Unless  paid
                         directly,   the  fee  will  be  allocated  among  the
                         Guarantee Periods and Divisions in proportion to the Participant's Account Value in each. The entire fee for the year will be deducted from the proceeds of any full surrender of the Certificate.

                                  TAX CHARGE

Right to                 We reserve the right to impose additional  charges or
Impose                   establish  reserves  for any  federal or local  taxes
                         incurred or that may be incurred by us, and that may be deemed attributable to Certificates.

                       ONE-TIME REINVESTMENT PRIVILEGE

Reinvestment of          If the  Participant  has made a full surrender of the
Account Value            Account  Value,  the  Participant  may  reinvest  the
                         Account Value if We receive the Written reinvestment request and the net surrender proceeds not more than 30 days after the date of surrender. In such a case, the Participant's Account Value will be restored to what it was at the time of the surrender (less any annual Certificate maintenance charge that has since become payable). Any subsequent Surrender Charge will be computed as if the Certificate had been issued at the date of reinvestment in consideration of a Purchase Payment in the amount of such net surrender proceeds. This one-time reinvestment privilege is available only if the Participant's Account Value following the reinvestment would be at least $500.
                         Unless the Participant requests otherwise in Writing, the Account Value following the reinvestment will be allocated among the Divisions and Guarantee Periods in the same proportions as those prior to surrender.

                                DEATH PROCEEDS

Death Proceeds           If the Annuitant dies before the Annuity Commencement
Before the Annuity       Date, and is survived by a Contingent Annuitant,  the
Commencement Date        Certificate  will be  continued  with the  Contingent
                         Annuitant   being   named  the   Annuitant.   If  the
                         Certificate   is  a   Non-Qualified   Contract,   the
                         Certificate may qualify for continuation under the "Distribution of Death Proceeds under Non-Qualified
                         Contracts" provision. Otherwise, death proceeds will be paid as follows :

                         (1) If the Annuitant dies, and no Contingent Annuitant survives, death proceeds will be paid to the Beneficiary designated by the Participant to receive proceeds.

                         (2) If a Participant (other than a Joint Participant) dies, and this Certificate is not being continued under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision, death proceeds will be paid to the Beneficiary
                               designated  by  the   Participant   to  receive
                               proceeds.

                         (3) If a Joint Participant dies, death proceeds will be paid to the surviving Joint Participant, if living. If the surviving Joint Participant is the spouse of the deceased Joint Participant, then the surviving Joint Participant may continue the Certificate under the "Death of the Participant Prior to the Annuity Date - Non-Qualified Contracts Only" provision as if he or she had been designated as Beneficiary. Otherwise death proceeds will be

96034N
                               paid to the person designated as Beneficiary unless Joint Participants have specified in writing that death proceeds are to be paid in a different manner;

                         If the Annuitant or such Participant dies, the amount of the death proceeds will be the greatest of the following amounts, less any applicable Premium Tax:

                         (1) The sum of all Net Purchase Payments less any prior Partial Withdrawals;

                         (2) The Participant's Account Value as of the end of the Valuation Period in which We receive proof of the Annuitant's or such Participant's death and a Written request from the Beneficiary as to the form of payment; or

                         (3) The Highest Anniversary Value prior to the date of death, determined as follows:

                               (a) We will calculate the Account Values at the end of each of the past Certificate Anniversaries that occurred prior to the deceased's 81st birthday;

                               (b) Each of the Account Values will be increased by the amount of Net Purchase Payments made since the end of such Certificate Years;

                               (c) The result will be reduced by the amount of any withdrawals made since the end of such Certificate Years;

                               (d) The Highest Anniversary Value will be an amount equal to the highest of such values.

                         The death proceeds will not be less than the amount payable on a full surrender at the date used to value the death benefit. The death proceeds will become payable when we receive:

                         (1)   Proof  of  the   Participant's  or  Annuitant's
                               Death; and

                         (2) A Written request from the Beneficiary for either a single sum or payment under an Annuity Option.

                         If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, we will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant.

                         We will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

Death Proceeds on or     If  the  Annuitant  dies  on  or  after  the  Annuity
After the Annuity        Commencement  Date, the Beneficiary  will receive the
Commencement Date        death  proceeds,  if any,  as provided by the annuity
                         form in effect.

Proof of Death           We  accept  any  of the  following  as  proof  of the
                         Annuitant's or Participant's death:

                         (1)   A copy of a certified death certificate;

                         (2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death;

                         (3) A Written statement by a medical doctor who attended the deceased at the time of death; or

                         (4)   Any other proof satisfactory to us.

96034N

                             PAYMENT OF BENEFITS

Application of           Unless  directed  otherwise,  We will apply the Fixed
Account Value            Account  Value to  provide a Fixed  Annuity,  and the
                         Separate Account Value to provide a Variable Annuity.
                         The  Participant  must tell us in writing at least 30
                         days prior to the Annuity  Commencement Date if Fixed
                         and  Separate  Account  values  are to be  applied in
                         different   proportions.    Transfers   and   partial
                         withdrawals will be permitted within the 30-day period.

Annuity                  The Annuity Commencement Date (Annuity Date) is shown
Commencement Date        on page 3. The  Participant  of a qualified  Contract
                         may be required to receive distributions after the Annuitant's 70th birthday to comply with certain federal tax requirements. The Annuity Date may be changed by Written notice from the Participant, subject to our approval.

Options Available        The  Participant  may elect to have annuity  payments
to a Participant         made begining on the Annuity  Commencement Date under
                         any  one  of the  Annuity  Options  described  in the
                         Certificate.  We will notify the Participant 60 to 90
                         days  prior to the  scheduled  Annuity  Date that the
                         Certificate is scheduled to mature,  and request that
                         an Annuity Option be selected. If the Participant has
                         not selected an Annuity  Option ten days prior to the
                         Annuity   Commencement   Date,  we  will  proceed  as
                         follows:

                         If the scheduled Annuity Commencement Date is any date prior to the Annuitant's 90th birthday, we will extend the Annuity Commencement Date to the Annuitant's 90th birthday.

                         If the scheduled Annuity Commencement Date is the Annuitant's 90th birthday, the Account Value less any applicable charges and premium taxes will be paid in one sum to the Participant.

Options Available        The  Participant may elect, in lieu of payment in one
to Beneficiary           sum,  that any amount or part  thereof  due under the
                         Certificate be applied under any of the options described in the Certificate. Within 60 days after the death of the Annuitant or Participant, the Beneficiary may make such election if the Participant has not done so. In such case, the Beneficiary thereafter shall have all the rights and options of the Participant.

                         The first annuity payment under any option shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.

Payment Contract         At  such  time  as  one  of  these  options   becomes
                         effective, the Certificate shall be surrendered to the Company in exchange for a payment contract providing for the option elected.

Fixed Annuity            Fixed   Annuity   Payments   start  on  the   Annuity
Payments                 Commencement  Date.  The amount of the first  monthly
                         payment for the annuity selected will be at least as favorable as that produced by the applicable annuity table of the Certificate.

                         The dollar amount of any payments after the first payment is specified during the entire period of annuity payments, according to the provisions of the Annuity Option selected.

96034N

                          VARIABLE ANNUITY PAYMENTS

Annuity Units            We  convert  the  Division  Accumulation  Units  into
                         Division  Annuity  Units at the values  determined at
                         the end of the  Valuation  Period which  contains the
                         tenth day prior to the Annuity Commencement Date. The
                         number  of  Division  Annuity  Units is  obtained  by
                         dividing  the first  monthly  payment by the Division
                         Annuity  Unit  Value  determined  at  the  end of the
                         Valuation  Period  described  above.  (see  following
                         paragraph).  The first monthly  payment is determined
                         by  applying   the  dollar   value  of  the  Division
                         Accumulation  Units to the applicable  Annuity Table.
                         The number of Division Annuity Units remains constant as long as an annuity remains in force and allocation among the Divisions has not changed.

                         Each Division Annuity Unit Value was arbitrarily set when the Division first converted Division Accumulation Units into Division Annuity Units. Subsequent values on any Valuation Date are equal to the previous Division Annuity Unit Value times the Net Investment Factor for that Division for the Valuation Period ending on that Valuation Date, with an offset for the 3 1/2% assumed interest rate used in the annuity tables of the Certificate.

                         Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment. If the monthly payment under the annuity form selected is based on a single Division, the monthly payment is found by multiplying the Division Annuity Unit Value on said date by the number of Division Annuity Units.

                         If the monthly payment under the annuity form selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

                         We guarantee that the amount of each payment will not be affected by variations in expense or mortality experience.

                               ANNUITY OPTIONS

                         FIRST OPTION - LIFE ANNUITY - An annuity payable monthly during the lifetime of the Annuitant.

                         SECOND OPTION - LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the lifetime of the Annuitant, including the guarantee that if, at the death of the Annuitant, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

                         THIRD OPTION - JOINT AND LAST SURVIVOR LIFE ANNUITY - An annuity payable monthly during the joint lifetime of the Annuitant, and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

96034N

                         FOURTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD - An amount payable monthly for the number of years selected which may be from 5 to 40 years. If this option is selected on a variable basis, the number of years may not exceed the life expectancy of the Annuitant or other properly-designated Payee.

                         FIFTH OPTION - PAYMENTS OF A SPECIFIC DOLLAR AMOUNT - The amount due may be paid in equal monthly installments of a designated dollar amount until the remaining balance is less than the amount of one installment. Payments under this option are available on a fixed basis only. To determine the remaining balance at the end of any month, such balance at the end of the previous month is decreased by the amount of any installment paid during the month and the result will be accumulated at an interest rate not less than 3.5% compounded annually. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

                         In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis, in which cases the amount of each annuity payment will be determined on a basis consistent with that described in the Certificate for monthly payments.

                         No election of any Annuity Option may be made if the accumulated value is less than $2,000, or if the initial annuity payment will be less than $20 per month. If the minimum is not met, the Company will make a lump-sum payment of the Account Value (less any Surrender Charge, uncollected annual Maintenance Charge and applicable premium tax) to the Annuitant or other properly-designated Payee.

                         In the event the age or sex of the Annuitant has been misstated, (age of the Annuitant if issued on a unisex basis), any amount payable will be that which would have been payable had the misstatement not occurred. We will deduct any overpayment from the next payment or payments due and add any underpayments to the next payment due. Interest at an effective annual rate of 3.5% will be added to any such adjustment.

Annuity Tables           The tables that follow show the dollar  amount of the
                         first monthly payment for each $1,000 applied under the options. The first two pages are based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years. The table on the last page is based on the 1983a Male or Female Tables adjusted by projection scale G for 9 years with unisex rates based on 60% female and 40% male and interest at the rate of 3 1/2% per year. Under the First or Second
                         Options, the amount of each payment will depend upon the sex of the Annuitant (unless issued on a unisex basis) and the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex of both Annuitants (unless issued on a unisex basis) and their adjusted ages at the time the first payment is due.

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                                   Page 20

                         In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010-2019, and reduced an additional year for each decade that follows. The age 70 rate is also used for ages above 70.

Alternate Amount         If  a  fixed  life  income  option  is  elected,  the
of Installments          Participant (or, if the Participant has not elected a
Under Fixed Life         payment  option,  the  Beneficiary)  may  elect  life
Income Options           income  payments  equal  to those  provided  by those
                         fixed single premium immediate annuity option rates offered to the same class of annuitants by the Company when annuity payments begin.

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                                   Page 21

                                ANNUITY TABLES

                          AMOUNT OF MONTHLY PAYMENT

                       FOR EACH $1,000 OF ANNUITY VALUE


Options 1 and 2 - Life Annuities

 Adjusted Age        ------------Monthly Payments Guaranteed---------
   of Male           Option 1     Option 2      Option 2     Option 2
                       None          120           180          240
          50          4.37          4.33          4.28          4.21
          51          4.44          4.40          4.34          4.26
          52          4.52          4.47          4.40          4.32
          53          4.59          4.54          4.47          4.37
          54          4.68          4.62          4.54          4.43
          55          4.77          4.70          4.61          4.49
          56          4.86          4.78          4.69          4.55
          57          4.96          4.87          4.76          4.61
          58          5.06          4.97          4.84          4.67
          59          5.18          5.07          4.93          4.73
          60          5.30          5.17          5.01          4.79
          61          5.42          5.28          5.10          4.86
          62          5.56          5.40          5.20          4.92
          63          5.71          5.52          5.29          4.98
          64          5.87          5.65          5.38          5.04
          65          6.04          5.79          5.48          5.10
          66          6.22          5.92          5.58          5.15
          67          6.41          6.07          5.68          5.21
          68          6.62          6.22          5.77          5.26
          69          6.84          6.37          5.87          5.30
     70 and above     7.07          6.53          5.96          5.35


 Adjusted Age        ------------Monthly Payments Guaranteed---------
  of Female          Option 1     Option 2      Option 2     Option 2
                       None          120           180          240

          50          4.05          4.03          4.01          3.97
          51          4.10          4.09          4.06          4.02
          52          4.17          4.14          4.12          4.07
          53          4.23          4.21          4.17          4.12
          54          4.30          4.27          4.23          4.18
          55          4.37          4.34          4.30          4.23
          56          4.44          4.41          4.36          4.29
          57          4.52          4.48          4.43          4.35
          58          4.61          4.56          4.50          4.41
          59          4.70          4.65          4.58          4.48
          60          4.79          4.74          4.66          4.54
          61          4.89          4.83          4.74          4.61
          62          5.00          4.93          4.83          4.67
          63          5.12          5.03          4.92          4.74
          64          5.24          5.14          5.01          4.81
          65          5.38          5.26          5.11          4.88
          66          5.52          5.38          5.20          4.95
          67          5.67          5.51          5.31          5.01
          68          5.83          5.65          5.41          5.08
          69          6.01          5.79          5.52          5.14
     70 and above     6.20          5.94          5.62          5.20

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                                   Page 22


   Adjusted Age           Adjusted Age of Secondary Annuitant
   of Annuitant

      Male         F50        F55        F60        F65        F70
       50          3.76       3.89       4.01       4.11       4.19
       55          3.84       4.01       4.18       4.33       4.46
       60          3.90       4.11       4.33       4.56       4.77
       65          3.95       4.19       4.47       4.78       5.09
       70          3.99       4.25       4.58       4.96       5.39

   Adjusted Age           Adjusted Age of Secondary Annuitant
   of Annuitant

     Female        F50        F55        F60        F65        F70
       50          3.76       3.84       3.90       3.95       3.99
       55          3.89       4.01       4.11       4.19       4.25
       60          4.01       4.18       4.33       4.47       4.58
       65          4.11       4.33       4.56       4.78       4.96
       70          4.19       4.46       4.77       5.09       5.39


  Option 4 - Payments for a Designated Period

       Years of          Amount of       Years of        Amount of Monthly
       Payment        Monthly Payment    Payment             Payment

          5               $18.12            23               $5.24
          6                15.35            24                5.09
          7                13.38            25                4.96
          8                11.90            26                4.84
          9                10.75            27                4.73
         10                 9.83            28                4.63
         11                 9.09            29                4.53
         12                 8.46            30                4.45
         13                 7.94            31                4.37
         14                 7.49            32                4.29
         15                 7.10            33                4.22
         16                 6.76            34                4.15
         17                 6.47            35                4.09
         18                 6.20            36                4.03
         19                 5.97            37                3.98
         20                 5.75            38                3.92
         21                 5.56            39                3.88
         22                 5.39            40                3.83

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                                   Page 23

                                ANNUITY TABLES

                          AMOUNT OF MONTHLY PAYMENT
                       FOR EACH $1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities

 Adjusted Unisex     ------------Monthly Payments Guaranteed---------
      Age            Option 1     Option 2      Option 2     Option 2
                       None          120           180          240

       50             4.18          4.15          4.12          4.07
       51             4.24          4.21          4.18          4.12
       52             4.31          4.28          4.24          4.17
       53             4.38          4.34          4.30          4.23
       54             4.45          4.41          4.36          4.28
       55             4.53          4.48          4.43          4.34
       56             4.61          4.56          4.50          4.40
       57             4.70          4.64          4.57          4.46
       58             4.79          4.73          4.65          4.52
       59             4.89          4.82          4.72          4.59
       60             5.00          4.91          4.81          4.65
       61             5.11          5.02          4.89          4.71
       62             5.23          5.12          4.98          4.78
       63             5.36          5.23          5.07          4.85
       64             5.49          5.35          5.17          4.91
       65             5.64          5.48          5.26          4.98
       66             5.80          5.61          5.36          5.04
       67             5.96          5.74          5.46          5.10
       68             6.14          5.88          5.57          5.16
       69             6.34          6.03          5.67          5.21
   70 and above       6.54          6.19          5.77          5.27


   Option 3 - Joint and Last Survivor Life Annuity

   Adjusted Age           Adjusted Age of Secondary Annuitant
   of Annuitant
     Unisex         50         55         60         65         70
       50          3.75       3.85       3.94       4.01      4.07
       55          3.85       4.00       4.13       4.24      4.33
       60          3.94       4.13       4.32       4.49      4.65
       65          4.01       4.24       4.49       4.75      5.00
       70          4.07       4.33       4.65       5.00      5.36


   Option 4 - Payments for a Designated Period

       Years of          Amount of       Years of        Amount of Monthly
       Payment        Monthly Payment    Payment             Payment

          5               $18.12            23               $5.24
          6                15.35            24                5.09
          7                13.38            25                4.96
          8                11.90            26                4.84
          9                10.75            27                4.73
         10                 9.83            28                4.63
         11                 9.09            29                4.53
         12                 8.46            30                4.45
         13                 7.94            31                4.37
         14                 7.49            32                4.29
         15                 7.10            33                4.22
         16                 6.76            34                4.15
         17                 6.47            35                4.09
         18                 6.20            36                4.03
         19                 5.97            37                3.98
         20                 5.75            38                3.92
         21                 5.56            39                3.88
         22                 5.39            40                3.83

96034N

Insurance Company of New York

This is a FLEXIBLE PAYMENT VARIABLE and FIXED GROUP DEFERRED ANNUITY CONTRACT. NONPARTICIPATING -- NOT ELIGIBLE FOR DIVIDENDS.

All payments and values provided by each certificate, when based on the investment experience of a Separate Account, are variable, may increase or decrease, and are not guaranteed as to amount.

               For Information, Service or to make a Complaint
                   Contact your Registered Representative,
                   or the Annuity Administration Department

                            American General Life
                        Insurance Company of New York
                            2727--A Allen Parkway
                                P.O. Box 1401
                          Houston, Texas 77251-1401
                                (800) 281-8289


96034N